SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

RAMCO-GERSHENSON PROPERTIES TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

RAMCO-GERSHENSON PROPERTIES TRUST

27600 NORTHWESTERN HIGHWAY, SUITE 200
SOUTHFIELD, MICHIGAN 48034

Dear Shareholder:

      We invite you to attend the Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust. The meeting will be held on Wednesday, June 13, 2001 at 10:00 a.m. at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009. Your Board of Trustees and management look forward to greeting personally those Shareholders who are able to attend.

      The meeting has been called for the following purposes: (1) to elect three Trustees for three-year terms expiring in 2004; and (2) to ratify the Board’s appointment of Deloitte & Touche LLP as the Trust’s independent auditors for fiscal year 2001. The nominees for election as Trustees listed in the enclosed proxy materials are presently Trustees of the Trust.

      Your Board of Trustees supports these proposals and believes that they are in the best interests of the Trust and of the Shareholders. Your Board of Trustees recommends a vote “FOR” each of the proposals. The accompanying Proxy Statement contains additional information and should be reviewed carefully by Shareholders. A copy of the Trust’s Annual Report for 2000 is also enclosed.

      It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Shareholders may vote their shares (1) by telephone, (2) via the internet, (3) by completing and mailing the enclosed proxy card in the return envelope, or (4) by casting your vote in person at the Annual Meeting.

      Your continued interest and participation in the affairs of the Trust are greatly appreciated.

Sincerely,

Joel D. Gershenson
Chairman

April 27, 2001

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
I. ELECTION OF TRUSTEES
COMMITTEES
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
MANAGEMENT COMPENSATION AND TRANSACTIONS
Summary Compensation Table
OPTION GRANTS IN LAST FISCAL YEAR
II. INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDERS’ PROPOSALS
ANNUAL REPORT ON FORM 10-K
OTHER BUSINESS AND EXPENSE OF SOLICITATION
AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

RAMCO-GERSHENSON PROPERTIES TRUST

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

JUNE 13, 2001

To the Shareholders of Ramco-Gershenson Properties Trust:

      Notice is hereby given that the 2001 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust (the “Trust”) will be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, on June 13, 2001 at 10:00 a.m., for the following purposes:

(1)	To elect three (3) Trustees for terms to expire in 2004;

(2)	To ratify the Board’s appointment of Deloitte & Touche LLP as the Trust’s independent auditors for fiscal year 2001. Deloitte & Touche served in this same capacity in fiscal 2000; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on April 11, 2001 are entitled to receive notice of and to vote at the meeting and any adjournments thereof. Your vote is important. You can vote in one of four ways: (1) by telephone using a toll-free number, (2) by computer using the internet, (3) by marking, signing and dating your proxy card and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting.

      Shareholders can help the Trust avoid unnecessary expense and delay by promptly voting. The business of the meeting cannot be completed unless a majority of the outstanding voting shares of the Trust is represented at the meeting.

By Order of the Board of Trustees

Richard D. Gershenson
Executive Vice President and Secretary

RAMCO-GERSHENSON PROPERTIES TRUST

27600 NORTHWESTERN HIGHWAY, SUITE 200
SOUTHFIELD, MICHIGAN 48034

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

INTRODUCTION

General

      The accompanying form of proxy is solicited on behalf of the Board of Trustees of Ramco-Gershenson Properties Trust (the “Trust”) for use at the Annual Meeting of Shareholders of the Trust (the “Meeting”). The Meeting is to be held at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, on June 13, 2001. The Trust has first mailed these proxy materials on or about April 27, 2001, to holders (the “Shareholders”) of common shares of beneficial interest, $.01 par value (“Common Shares”), and of Series A Convertible Preferred Shares, $.01 par value per share (“Series A Preferred Shares”, and together with the Common Shares, “Voting Shares”). The Trust’s executive offices are located at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 (telephone: (248) 350-9900). Shareholders of record at the close of business on April 11, 2001 (the “Record Date”) will be entitled to vote at the Meeting.

      Proxies in the accompanying form which are properly executed and duly returned to the Trust and not revoked will be voted as specified and, if no direction is made, will be voted FOR the election of each of management’s three nominees for re-election as Trustees and FOR the ratification of Deloitte & Touche LLP as the Trust’s independent auditors for fiscal year 2001. Each proxy granted is revocable and may be revoked at any time prior to its exercise by giving notice to the Trust of its revocation. A Shareholder who attends the Meeting in person may, if such Shareholder wishes, vote by ballot at the Meeting, thereby canceling any proxy previously given.

      As of the Record Date, 7,100,793 Common Shares of the Trust were outstanding and 1,400,000 Series A Preferred Shares of the Trust were outstanding. The Series A Preferred Shares are entitled to vote on all matters on which the holders of Common Shares are entitled to vote on an “as converted” basis with the holders of Common Shares, as though all of such Series A Preferred Shares had been converted into Common Shares at the current conversion ratio of 10 Common Shares for each 7 Series A Preferred Shares held. Accordingly, the holders of Series A Preferred Shares are entitled to vote as if they held an aggregate of 2,000,000 Common Shares, amounting to a combined total of 9,100,793 Voting Shares outstanding for purposes of voting at the Meeting. Each Common Share is entitled to one vote, and each Series A Preferred Share is entitled to approximately 1.43 votes on all matters that may come before the Meeting.

I.  ELECTION OF TRUSTEES

      At the Meeting, three Trustees comprising the Class I Trustees are to be elected for three-year terms expiring in 2004. It is intended that votes will be cast pursuant to proxies received from Shareholders of the

Trust FOR the nominees listed hereinafter, each of whom is presently a Trustee of the Trust, unless contrary instructions are received.

      If for any reason any of the nominees becomes unavailable for election, the proxies solicited will be voted for such nominees as are selected by management. Management has no reason to believe that any of the nominees will not be available or will not serve if elected. The election of each Trustee will be decided by a plurality of the Voting Shares present and entitled to vote at the Meeting.

      Set forth in the following table is certain information with respect to each nominee nominated to serve as a Class I Trustee for a term to expire in 2004 and certain information relating to the Class II Trustees and Class III Trustees, whose terms expire in 2002 and 2003, respectively.

			Year First
Name of Trustee/			Became a
Nominee for Election	Age	Principal Occupation	Trustee(1)

CLASS I: NOMINEES FOR ELECTION FOR TERMS TO EXPIRE IN 2004

Joel D. Gershenson	60	Chairman of the Trust since May 1996. Previously, Mr. Joel Gershenson was President of Ramco-Gershenson, Inc. (“Ramco”), a property management and development company, from 1976 to 1996. Prior to May 1996, Mr. Joel Gershenson spent 15 years directing the Property Management/ Asset Management Department of Ramco.	1996
Dennis E. Gershenson	57	President and Chief Executive Officer of the Trust since May 1996. Previously, Mr. Dennis Gershenson was Vice President — Finance and Treasurer of Ramco from 1976 to 1996, and arranged all of the financing of Ramco’s initial developments, expansions and acquisitions.	1996
Robert A. Meister	59	Vice Chairman of Aon Risk Services Companies, Inc., an insurance brokerage, risk consulting, reinsurance and employee benefits company, which is a subsidiary of Aon Corporation, since March 1991.	1996

CLASS II: TERMS TO EXPIRE IN 2002
Selwyn Isakow	49	Founder and President of the Oxford Investment Group, Inc., a private investment and development group investing in manufacturing, financial services and selected other companies, since 1985. Mr. Isakow also serves on the Board of Directors of Champion Enterprises, Inc., and as Chairman of Bloomfield Bancorporation and Oxford Automotive, Inc.	1996
Arthur H. Goldberg	59	President of Manhattan Associates, LLC, a merchant and investment banking firm, since February 1994. Mr. Goldberg serves on the Board of Trustees of Atlantic Realty Trust, a Maryland real estate investment trust (“Atlantic”), and also serves on the Board of Directors of Educational Video Conferencing Inc.	1988

			Year First
Name of Trustee/			Became a
Nominee for Election	Age	Principal Occupation	Trustee(1)

Mark K. Rosenfeld	55	Chairman and Chief Executive Officer of Wilherst Developers Inc., since July 1997. Mr. Rosenfeld served as Chairman of the Board from 1993 to 1996 and Chief Executive Officer from 1992 to 1996 of Jacobson Stores Inc. (“Jacobson”), a retail fashion merchandiser, and as a Director and member of the Executive Committee of the Board of Jacobson.	1996

CLASS III: TERMS TO EXPIRE IN 2003
Stephen R. Blank	55	Senior Fellow, Finance at the Urban Land Institute since December 1998. Previously, Mr. Blank was Managing Director of CIBC Oppenhemier Corp. from November 1993 to November 1998. Mr. Blank serves on the Board of Trustees of Atlantic. Mr. Blank also serves on the Board of Directors of West Coast Hospitality Corporation and of BNP Residential Properties, Inc.	1988
Joel M. Pashcow	58	Chairman of the Board of Trustees of Atlantic since May 1996. Prior to May 1996, Mr. Pashcow served as Chairman of the Trust from 1988. Mr. Pashcow also serves on the Board of Directors of Hi Rise Recycling Solutions, Inc.	1980

— Other Executive Officers —
Bruce A. Gershenson	52	Executive Vice President and Treasurer of the Trust since May 1996. Previously, Mr. Bruce Gershenson was Vice President — Land Acquisitions and Sales of Ramco from 1972 to 1996.
Richard D. Gershenson	55	Executive Vice President and Secretary of the Trust since May 1996. Previously, Mr. Richard Gershenson was Vice President — Development and Construction, and Secretary of Ramco from 1970 to 1996.
Richard J. Smith	50	Chief Financial Officer of the Trust since May 1996. Previously, Mr. Smith was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and served as Chief Financial Officer and Treasurer of Glimcher Realty Trust from 1993 to 1996.
Michael A. Ward	58	Executive Vice President and Chief Operating Officer of the Trust since May 1996. Previously, Mr. Ward was Executive Vice President of Ramco from 1966 to 1996.

(1)	Includes periods served as Trustee of the Trust’s predecessors.

Other Information About Trustees And Executive Officers

      Messrs. Joel Gershenson, Dennis Gershenson, Richard Gershenson and Bruce Gershenson are brothers.

      Set forth below is information as to the Common Shares beneficially owned as of April 11, 2001 by each of the Trustees, by each of the executive officers included in the Summary Compensation Table below and by all Trustees and executive officers as a group, based on information furnished by each Trustee and executive officer.

Name of Trustee/	Shares Owned		Percent of
Executive Officer	Beneficially(1)		Class

Joel D. Gershenson	2,086,763	(2)	22.7%

Dennis E. Gershenson	2,124,263	(3)	23.2%

Robert A. Meister	30,475	(4)	(5)

Selwyn Isakow	13,700	(6)	(5)

Arthur H. Goldberg	63,575	(7)	(5)

Mark K. Rosenfeld	17,500	(8)	(5)

Stephen R. Blank	10,974	(9)	(5)

Joel M. Pashcow	206,882	(10)	2.9%

Bruce A. Gershenson	2,078,363	(11)	22.7%

Richard D. Gershenson	2,083,688	(12)	22.7%

Michael A. Ward	1,694,411	(13)	19.3%

Richard J. Smith	50,000	(14)	(5)

All Trustees and Executive Officers as a Group (12 persons)	2,740,094		29.0%

(1)	All shares are owned directly unless otherwise noted.

(2)	Includes 2,025,363 Common Shares that partnerships of which Mr. Joel Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 units of interest (“OP Units”) owned by such partnerships in Ramco-Gershenson Properties, L.P. (the “Operating Partnership”) for such Common Shares pursuant to an Exchange Rights Agreement with the Trust (the “Exchange Rights Agreement”) and 49,000 Common Shares that Mr. Joel Gershenson has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1996 Stock Option Plan. Includes 12,400 Common Shares owned by Mr. Joel Gershenson’s wife. Mr. Joel Gershenson disclaims beneficial ownership of the Common Shares owned by his wife. The address of Mr. Joel Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(3)	Includes 2,025,363 Common Shares that partnerships of which Mr. Dennis Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement and 49,000 Common Shares that Mr. Dennis Gershenson has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1996 Stock Option Plan. Includes 15,300 Common Shares owned by a charitable trust of which Mr. Dennis Gershenson is a trustee and 3,000 Common Shares owned by his children. Mr. Dennis Gershenson disclaims beneficial ownership of the Common Shares owned by the charitable trust and his children. The address of Mr. Dennis Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(4)	Includes 7,000 Common Shares that Mr. Meister has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 1,250 Common Shares held in an IRA account for the benefit of Mr. Meister. Includes 2,450 Common Shares owned by Mr. Meister’s wife. Mr. Meister disclaims beneficial ownership of the Common Shares owned by his wife.

(5)	Less than 1% of the class.

(6)	Includes 7,000 Common Shares that Mr. Isakow has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 5,800 Common Shares owned by a revocable living trust.

(7)	Includes 7,000 Common Shares that Mr. Goldberg has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1997 Non-Employee Stock Option Plan. Includes 39,125 Common Shares owned by Mr. Goldberg’s wife, 3,750 Common Shares owned by trusts for his daughters and 6,100 Common Shares owned by a pension trust. Mr. Goldberg disclaims beneficial ownership of the Common Shares owned by his wife and by the trusts for his daughters.

(8)	Includes 7,000 Common Shares that Mr. Rosenfeld has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 1,300 Common Shares held in an IRA account for the benefit of Mr. Rosenfeld. Includes 2,700 Common Shares owned by Mr. Rosenfeld’s wife and 900 Common Shares by his children. Mr. Rosenfeld disclaims beneficial ownership of the Common Shares owned by his wife and his children.

(9)	Includes 7,000 Common Shares that Mr. Blank has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes 1,424 Common Shares owned by trusts for Mr. Blank’s daughters and 550 Common Shares held in an IRA account for the benefit of Mr. Blank. Mr. Blank disclaims beneficial ownership of the Common Shares owned by the trusts for his daughters.

(10)	Includes 7,000 Common Shares that Mr. Pashcow has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1997 Non-Employee Trustee Stock Option Plan. Includes a total of 30,781 Common Shares held in an IRA account for the benefit of Mr. Pashcow and in a retirement savings plan and a pension and profit sharing account. Also includes 95,325 Common Shares owned by an irrevocable trust for his daughter and by a foundation of which Mr. Pashcow is trustee (for each of which Mr. Pashcow has shared voting and investment powers). Mr. Pashcow disclaims beneficial ownership of the Common Shares owned by the foundation and by the trust.

(11)	Includes 2,025,363 Common Shares that partnerships of which Mr. Bruce Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement and 49,000 Common Shares that Mr. Bruce Gershenson has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1996 Stock Option Plan. The address of Mr. Bruce Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(12)	Includes 2,025,363 Common Shares that partnerships of which Mr. Richard Gershenson is a partner have the right to acquire upon the exchange of 2,025,363 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement, 49,000 Common Shares that Mr. Richard Gershenson has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1996 Stock Option Plan and 1,825 Common Shares owned by trusts for his children. The address of Mr. Richard Gershenson is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(13)	Includes 1,644,411 Common Shares that partnerships of which Mr. Ward is a partner have the right to acquire upon the exchange of 1,644,411 OP Units owned by such partnerships for such Common Shares pursuant to the Exchange Rights Agreement and 49,000 Common Shares that Mr. Ward has the right to acquire within 60 days of April 11, 2001 pursuant to the Trust’s 1996 Stock Option Plan. Includes 1,000 Common Shares owned by his father’s trust, of which Mr. Michael Ward is co-trustee. Mr. Ward disclaims beneficial ownership of the Common Shares owned by the trust. The address of Mr. Ward is 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

(14)	Mr. Smith has the right to acquire 50,000 Common Shares within 60 days of April 11, 2001 pursuant to the Trust’s 1996 Stock Option Plan.

COMMITTEES

      The Trust has an Audit Committee which is presently comprised of Messrs. Blank (Chairman), Rosenfeld and Isakow. The Audit Committee’s duties include the periodic review of the Trust’s financial statements, the recommendation to the Board of Trustees of the engagement of the Trust’s independent certified public accountants, and review of the plans and results of the audit engagement with the independent accountants. The Audit Committee met five times during 2000.

      The Trust also has a Compensation Committee which is presently comprised of Messrs. Goldberg (Chairman), Blank, Isakow and Meister. The Compensation Committee’s duties include reviewing all compensation arrangements of the Trust with its officers and employees and considering changes and/or additions to such compensation arrangements, including stock option, pension and profit-sharing plans. The Compensation Committee acts as administrator of the Trust’s 1996 Share Option Plan. The Compensation Committee met four times during 2000.

      The Trust also has a Nominating Committee which is presently comprised of Messrs. Rosenfeld (Chairman) and Isakow. The Nominating Committee considers the performance of incumbent Trustees and recommends to the Shareholders nominees for election as Trustees. The Nominating Committee will consider nominees for Trustees recommended by Shareholders. Such recommendations for the 2002 Annual Meeting of Shareholders should be submitted to the Chairman of the Board at 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034 by January 1, 2002. The Nominating Committee met once during 2000.

      The Trust also has an Executive Committee which is presently comprised of Messrs. Pashcow (Chairman), Dennis Gershenson and Joel Gershenson. The Executive Committee is permitted to exercise all of the powers and authority of the Board of Trustees, except as limited by applicable law and by the Trust’s Bylaws. The Executive Committee met two times during 2000.

      During the year ended December 31, 2000, the Board of Trustees held five meetings. All of the Trustees attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Trustees and (ii) the total number of meetings held by all committees on which such Trustee served.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Trustees (“Board”) is responsible to assist the Board in fulfilling its oversight responsibilities. The Audit Committee reviews the financial information provided to shareholders, the corporate accounting and financial reporting practices, the system of internal financial controls which management and the Board have established, and the audit process.

      The Audit Committee is comprised of three trustees, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board. The charter sets out the roles and responsibilities of the Audit Committee. A copy of the Charter of the Audit Committee of the Board of Trustees is attached to this Proxy Statement as Appendix A.

      Management of the Trust is responsible for the Trust’s system of internal control and the financial reporting process. As the Trust’s independent certified public accountants, Deloitte & Touche LLP are responsible for performing an audit of the Trust’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing their report thereon. The Audit Committee has reviewed and discussed the Trust’s audited financial statements with management, which has primary responsibility for the financial statements. The Audit Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). Deloitte & Touche LLP have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the firm’s independence with Deloitte & Touche LLP.

      Based on the review and discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that the Trust’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Stephen R. Blank (Chairman)
Mark K. Rosenfeld
Selwyn Isakow

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      In addition to Messrs. Bruce Gershenson, Dennis Gershenson, Joel Gershenson, Richard Gershenson and Michael Ward (whose stock ownership is described under “Other Information about Trustees and Executive Officers”), as of April 11, 2001, the following persons were known by the Trust to be the beneficial owners of more than five percent of any class of the Trust’s voting securities:

	Name and Address	Amount and Nature	Percent
Title of Class	of Beneficial Owner	of Beneficial Ownership(1)	of Class

Series A Preferred Shares	Morgan Stanley Dean Witter & Co.	1,200,000 Preferred Shares(2)	85.7%(3)
Common Shares	1585 Broadway New York, New York 10036	1,721,820 Shares(2),(4)	19.5%(5)
Series A Preferred Shares	Kimco Realty Corporation	200,000 Preferred Shares	14.3%(3)
	3333 New Hyde Park Road	owned directly
Common Shares	Suite 100	481,409 Shares(6)	6.5%(5)
	New Hyde Park, New York 11042	owned directly
Common Shares	Private Management Group, Inc. 20 Corporate Park, Suite 400 Irvine, California 92606	410,616 Shares owned directly	5.8%(5)
Common Shares	Poff & Co. (Trustee for Policemen and Firemen Retirement System of the City of Detroit) c/o Comerica Bank, Inc. P.O. Box 1319 Detroit, Michigan 48231	431,143 Shares owned directly	6.1%(5)
Common Shares	Bank One Corp 1 Bank One Plaza Chicago, Illinois 60670	382,289 Shares owned directly	5.4%(5)
Common Shares	Ohio PERS 277 East Town Street Columbus, Ohio 43215	380,000 Shares owned directly	5.4%(5)
Common Shares	Tweedy, Browne Company LLC 350 Park Avenue New York, New York 10022	376,666 Shares owned directly	5.3%(5)

(1)	Based upon a Schedule 13G, a Schedule 13G, a Schedule 13G, a Schedule 13D, a Schedule 13G, a Schedule 13G, and a Schedule 13G filed with the Securities and Exchange Commission in February 2001 (Morgan Stanley Dean Witter & Co.), May 1999 (Kimco Realty Corporation), February 6, 2001 (Private Management Group, Inc.), December 1989 (Poff & Co.), February 13, 2001 (Bank One Corp), February 6, 2001 (Ohio PERS), and February 13, 2001 (Tweedy, Browne Company LLC), respectively.

(2)	As of April 11, 2001, Morgan Stanley Dean Witter & Co. (“MSDW”), a registered investment advisor, may be deemed to beneficially own 1,200,000 Series A Preferred Shares and 7,534 Common Shares, all of which are held in portfolios of clients advised by MSDW or its affiliates. In particular, Stichting

Bedrijspensioenfonds Voor de Metaalnijverheid, Stichting Pensioenfunds ABP, MS Special Funds Pte Ltd, The Morgan Stanley Real Estate Special Situations Fund I, L.P., Morgan Stanley Real Estate Special Situations Investors, L.P. and Morgan Stanley Real Estate Special Situations Fund II, L.P. own an aggregate of 1,200,000 Series A Preferred Shares. Morgan Stanley Asset Management Inc. (“MSAM”), a registered investment advisor and an affiliate of MSDW, acted as an investment advisor with respect to the purchase of such Series A Preferred Shares and, pursuant to separate investment management agreements between MSAM and each of the foregoing investors, exercises sole voting and dispositive power with respect to such Series A Preferred Shares. The address of MSAM is 1585 Broadway, New York, New York 10036.

(3)	Based on 1,400,000 Series A Preferred Shares outstanding as of April 11, 2001. The Series A Preferred Shares are entitled to vote on all matters on which holders of Common Shares are entitled to vote on an “as converted” basis with the holders of Common Shares. Each Series A Preferred Share is entitled to approximately 1.43 votes on all matters as to which holders of Common Shares are entitled to vote.

(4)	Includes 1,714,285 Common Shares which are issuable upon conversion of 1,200,000 Series A Preferred Shares which MSDW may be deemed to beneficially own.

(5)	Based on 7,100,793 Common Shares outstanding as of April 11, 2001.

(6)	Includes 285,715 Common Shares which are issuable upon conversion of 200,000 Series A Preferred Shares owned by Kimco Realty Corporation.

MANAGEMENT COMPENSATION AND TRANSACTIONS

Cash Compensation

      The following table sets forth information with respect to the cash compensation paid by the Trust for services rendered during the years ended December 31, 2000, 1999 and 1998 to Mr. Dennis Gershenson, the Trust’s Chief Executive Officer for such fiscal years, and the five other most highly compensated executive officers of the Trust, whose total remuneration from the Trust exceeded $100,000 for the fiscal year ended December 31, 2000:

Summary Compensation Table

		Annual		Long-Term
		Compensation		Compensation
					All Other
		Salary	Bonus		Compensation
Name and Principal Position	Year	($)(1)	($)	Options	($)(2)

Dennis E. Gershenson	2000	258,000	—	25,000	4,250
Chief Executive Officer	1999	215,469	51,240	—	2,000
	1998	111,046	10,000	25,000	—

Joel D. Gershenson	2000	189,165	—	25,000	4,250
Chairman of the Board	1999	177,969	45,615	—	2,000
	1998	111,046	10,000	25,000	—

Richard J. Smith	2000	253,546	75,000	25,000	4,250
Chief Financial Officer	1999	190,000	60,000	—	2,000
	1998	168,269	25,000	25,000	—

Bruce A. Gershenson	2000	190,075	—	25,000	4,250
Executive Vice President	1999	177,969	45,615	—	734
and Treasurer	1998	111,046	10,000	25,000	—

Richard D. Gershenson	2000	190,075	—	25,000	4,250
Executive Vice President	1999	177,969	45,615	—	2,000
and Secretary	1998	111,046	10,000	25,000	—

Michael A. Ward	2000	190,075	—	25,000	4,250
Executive Vice President and	1999	177,969	45,615	—	734
Chief Operating Officer	1998	111,046	10,000	25,000	—

(1)	Includes car allowances.

(2)	Includes the Trust’s matching contributions under the Trust’s 401(k) plan.

      The compensation described in this table does not include medical, group life insurance or other benefits that are available generally to all of the Trust’s salaried workers.

Option Grants In Last Fiscal Year

      The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 2000 to each of the executive officers of the Company named in the Summary Compensation Table above:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realized Value
					at Assumed Annual
		Percentage of			Rates of Stock Price
		Total Options			Appreciation at End of
		Granted to	Per Share		Ten-Year Option Term
	Options	Employees in	Exercise	Expiration
Name	Granted(1)	Fiscal Year	Price	Date	5%	10%

Dennis E. Gershenson	25,000	16.7%	$14.06	3/7/10	$221,096	$560,300

Joel D. Gershenson	25,000	16.7%	$14.06	3/7/10	221,096	560,300

Richard J. Smith	25,000	16.7%	$14.06	3/7/10	221,096	560,300

Bruce A. Gershenson	25,000	16.7%	$14.06	3/7/10	221,096	560,300

Richard D. Gershenson	25,000	16.7%	$14.06	3/7/10	221,096	560,300

Michael A. Ward	25,000	16.7%	$14.06	3/7/10	221,096	560,300

(1)	Options granted in Fiscal 2000 to Messrs. Dennis E. Gershenson, Joel D. Gershenson, Bruce A. Gershenson, Richard D. Gershenson, Richard Smith and Michael A. Ward are exercisable in three equal annual installments commencing on March 7, 2001.

Employment Agreements

      The Trust is party to employment agreements (collectively, the “Ramco Principals’ Employment Agreements”) with each of Messrs. Bruce Gershenson, Dennis Gershenson, Joel Gershenson, Richard Gershenson and Michael Ward (collectively, the “Ramco Principals”). The Ramco Principals’ Employment Agreements each had an initial period of three years commencing on May 10, 1996, subject to automatic one year extensions thereafter, provided the Board of Trustees has considered the extension of such term not more that 90 days nor less than 30 days prior to the expiration of the term. The employment agreement for each of the Ramco Principals was automatically extended for one year to May 9, 2000 and subsequently extended for one year to May 9, 2001. Pursuant to such agreements each Ramco Principal receives an annual base salary and such other fringe benefits and perquisites as are generally made available to management employees of the Trust. In addition to base salary, the Ramco Principals receive annual performance-based compensation as determined by the Compensation Committee, but not less than a specified percentage of the increase in funds from operation of the Trust for the prior year.

      The Ramco Principals’ Employment Agreements provide for certain severance payments in the event of death or disability. In addition, each of the Ramco Principals’ Employment Agreements provides that if the Ramco Principal is terminated without cause or he terminates his employment for “good reason” (as defined below), such executive officer will be entitled to receive a severance payment equal to 1.99 times the “base amount” (as defined in the Internal Revenue Code of 1986, as amended) and, for the duration of the term, those fringe benefits provided for under such agreement. “Good reason” includes diminution in authority, change of location, fewer than two Ramco Principals serving as members of the Board of Trustees or the Ramco Principals constituting less than 20% of the members of the Board, and a “change of control.” A change of control will occur if any person or group of commonly controlled persons other than the Ramco Principals or their affiliates owns or controls, directly or indirectly, more than 25% of the voting control or value of the capital stock (or securities convertible or exchangeable therefor) of the Trust.

      The Ramco Principals’ Employment Agreements provide that the Ramco Principals will conduct all of their real estate ownership, acquisition, management and development activities (other than certain limited activities relating to their existing fast food franchise and other businesses and activities relating to certain excluded assets) through the Trust. In connection therewith, the Ramco Principals have agreed to offer real estate opportunities of which they become aware (other than opportunities relating to certain excluded assets) to the Trust.

      The Ramco Principals’ Employment Agreements also provide that the Trust will indemnify each Ramco Principal to the fullest extent permitted by law, and will advance to such executive officer all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

      The Trust is also party to a three year employment agreement (the “Smith Employment Agreement”) dated April 15, 1996 with Richard J. Smith, the Trust’s Chief Financial Officer. Pursuant to the Smith Employment Agreement, Mr. Smith received a base salary for 1996 equal to an annual rate of $150,000, plus a bonus of $25,000, prorated for the number of weeks that Mr. Smith was employed during 1996. For subsequent calendar years, the Smith Employment Agreement provided that Mr. Smith will receive a base salary and bonus as will be determined from time to time by the Trust’s Board of Trustees, in its sole discretion; provided, that in no event will Mr. Smith’s base salary be less than $150,000 on an annualized basis nor will his base salary plus bonus be less than $175,000 on an annualized basis. Pursuant to recommendations made by an independent consulting firm, the Compensation Committee approved an increase in base salary to $225,000 for Mr. Smith effective January 1, 2000. The Smith Employment Agreement also provided that if Mr. Smith is terminated by the Trust prior to the expiration of the term of such agreement and within 12 months after a “change of control,” Mr. Smith will be entitled to receive as termination pay (i) the pro rata portion of his then current salary through the date of termination, (ii) an additional amount equal to one year’s salary at the rate in effect on the date of termination, (iii) an amount equal to the most recent bonus paid to Mr. Smith prior to his termination and (iv) a continuation of all fringe benefits for a period of one year following such termination. In addition, upon a “change of control,” any stock options or other plan benefits, if any, remaining unvested will immediately vest. The Smith Employment Agreement uses a “change of control” definition similar to that used by the Ramco Principals’ Employment Contracts, as described above.

Compensation Committee Report

      The Compensation Committee of the Board of Trustees (the “Committee”) is responsible for administering the Trust’s senior management compensation program. The Committee is composed entirely of independent Trustees who are not employees of the Trust; the individual members are listed below. None of these individuals has any interlocking or other relationships with the Trust that would call into question their independence as Committee members.

      Except as otherwise described below, the Committee has general review authority over compensation levels of, and sets the compensation of, all corporate officers and key management personnel of the Trust. The Committee also administers employee benefit and incentive compensation programs, and considers and recommends to the Board new benefit programs.

      Pursuant to adopted rules designed to enhance disclosure of companies’ policies toward executive compensation, set forth below is a report of the Committee addressing the Trust’s compensation policies for

2000 as they affected the Trust’s current Chief Executive Officer and President, Dennis Gershenson, and its other senior executives, Joel Gershenson, Chairman of the Board, Richard Smith, Chief Financial Officer, Bruce Gershenson, Executive Vice President and Treasurer, Richard Gershenson, Executive Vice President and Secretary and Michael Ward, Executive Vice President and Chief Operating Officer, respectively, of the Trust.

      The compensation of each of Messrs. Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael Ward and Richard Smith was set pursuant to three year employment agreements between each such individual and the Trust. These agreements contained provisions for, among other things, calculating the base salary paid to such executive officers, as well as (in the case of the Ramco Principals) formulae used to determine bonus payments to such individuals.

      With respect to the Ramco Principals, their respective employment agreements provided for base salaries which have been increased since the execution of the agreements, based on the advice of FPL Associates, the independent consultants engaged by the Compensation Committee. Such agreements also contain provisions which provide bonuses based on the improvement of the Trust’s Funds from Operations from one fiscal year to the next, and the Compensation Committee believes that the Ramco Principals’ ownership of OP Units (which are convertible into Common Shares) provide significant incentive to improve the Trust’s operating results and enhance share value.

      The compensation package offered by the Trust to its other senior executives is intended to enable the Trust to attract, motivate and retain qualified senior management, taking into account both annual and long-term performance goals of the Trust and recognizing individual initiative and achievements. Executive compensation generally consists of base salary and annual bonus, as well as a combination of benefit programs.

      The Compensation Committee engaged the services of FPL Associates, an executive compensation consulting firm, to assess the overall competitiveness of the Trust’s compensation program as it relates to the Trust’s executive officers, senior management and its Board of Trustees and to design a comprehensive executive compensation plan for the management team and the Board. Based on the results of such study, the Trust has implemented certain aspects of the program’s recommendations for calendar years 1999 and 2000 and has retained FPL Associates to implement additional components of the study.

      The Committee has reviewed the Trust’s compensation policies in light of the addition of Section 162(m) to the Internal Revenue Code, which generally limits deductions for compensation paid to certain executive officers to $1,000,000 per annum (although certain performance based compensation was not subject to that limit), and determined that the compensation levels of the Trust’s executive officers were not at a level that would be affected by such amendments. The Committee intends to continue to review the application of Section 162(m) to the Trust with respect to any future compensation programs considered by the Trust.

Members of the Compensation Committee

Arthur H. Goldberg
Stephen R. Blank
Selwyn Isakow
Robert A. Meister

Compensation of Trustees

      The independent Trustees each received $12,500 and 800 Common Shares purchased by the Trust at a cost of $11,523, as compensation for serving as a Trustee in 2000, plus reimbursement of travel expenses and other out-of-pocket disbursements incurred in connection with attending any meetings. Messrs. Joel Gershenson and Dennis Gershenson did not receive any compensation for their services as Trustees.

      During 2000, the independent Trustees received individual grants of stock options under the 1997 Non-Employee Trustee Stock Option Plan which was approved by the Trust’s shareholders on June 10, 1997. Each of the Trustees received a grant of 2,000 stock options on June 7, 2000 with an exercise price of $14.75. The options vest and become exercisable in installments on each of the first two anniversaries of the date of grant and expire ten years after the date of grant.

RELATIVE PERFORMANCE V. NAREIT MORTGAGE AND EQUITY REIT INDICES

AND THE S&P 500
TOTAL RETURNS INCLUDING THE REINVESTMENT OF DIVIDENDS*

	Equity REIT Index	Mortgage REIT Index	S&P 500	RPT

Dec-95	100.00	100.00	100.00	100.00
Dec-96	135.27	150.86	122.96	98.50
Dec-97	162.67	156.63	163.99	125.98
Dec-98	134.20	110.87	210.86	101.47
Dec-99	128.00	74.04	255.20	98.69
Dec-00	161.75	85.86	231.96	113.49
Source: Nareit

*	In May 1996, the Trust spun off eight mortgage loans and two real properties to Atlantic Realty Trust, a newly formed real estate investment trust (“Atlantic”). Information with respect to the Trust after May 1996 reflects the continuing assets and operations of the Trust, and does not include the value of Atlantic’s assets or shares.

Interests of Certain Persons

     Other Matters

      Ramco, a subsidiary of the Trust which provides property management and leasing services to properties owned by the Operating Partnership and other affiliates of the Trust, as well as to other third party property owners, provides property management services to various entities and properties owned and/or controlled by the Ramco Principals, each of whom are executive officers and/or Trustees of the Trust. Management of the Trust believes that these services are provided on terms no less favorable than terms that could be obtained on an arm’s length basis. During fiscal year ended December 31, 2000, Ramco charged an aggregate of approximately $564,000 in respect of such services to entities owned and/or controlled by the Ramco Principals. Ramco was owed $337,000 as of December 31, 2000 by various entities owned or controlled by the Ramco Principals incurred in the ordinary course of business for the ongoing services as described above.

      In addition to the services described in the preceding paragraph, personnel of Ramco provide accounting and other administrative services for entities owned and/or controlled by the Ramco Principals. The entities that receive such services reimburse Ramco for the payroll costs incurred by Ramco in providing such services. In the fiscal year ended December 31, 2000, entities owned and/or controlled by the Ramco Principals were charged an aggregate of approximately $80,000 by Ramco for such accounting and other administrative services.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust’s officers and Trustees and persons who own more than ten percent of a registered class of the Trust’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange. Officers, Trustees and greater than ten percent Shareholders are required by regulation of the Commission to furnish the Trust with copies of all Section 16(a) forms they file.

      With respect to the fiscal year ended December 31, 2000, Mr. Joel Gershenson is filing one Form 4 late covering a total of five transactions. Mr. Dennis Gershenson on one occasion filed a Form 4 late covering one transaction. Mr. Michael Ward is filing one Form 4 late, covering one transaction. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5 were required for those persons, the Trust believes that all other required filings by executive officers and Trustees of the Trust were made on a timely basis.

II. INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of Deloitte & Touche LLP has been appointed as independent auditors for the Trust by the Trust’s Board of Trustees to examine and report on financial statements for the fiscal year ending December 31, 2001 which appointment will be submitted to shareholders for ratification at the Meeting. Deloitte & Touche LLP audited and reported on the Trust’s financial statements for the fiscal year ended December 31, 2000. During the year ended December 31, 2000, Deloitte & Touche LLP provided various audit and tax related services to the Trust and its consolidated subsidiaries. Set forth below are the aggregate fees billed for these services:

(a)	Audit Fees — Aggregate fees of $91,550 were billed for professional services rendered for the audit of the Trust’s fiscal 2000 consolidated financial statements included in its annual report on Form 10-K and the review of the financial statements included in the Trust’s quarterly reports on Form 10-Q.

(b)	All other fees — Aggregate fees of $344,970 were billed for other services including tax-related services.

      The Audit Committee discussed the non-audit services with Deloitte & Touche LLP and determined that their provision of these services is compatible with maintaining Deloitte & Touche LLP’s independence.

      Representatives of that firm are expected to be present at the Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The affirmative vote of a majority of the Voting Shares present and entitled to vote at the Meeting is required to ratify appointment of the independent auditors. Submission of the appointment of the auditors to the Shareholders for ratification will not limit the authority of the Board of Trustees to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated. If the Shareholders do not ratify the appointment of Deloitte & Touche LLP at the Meeting, management intends to call a special meeting of Shareholders to be held as soon as practicable after the Meeting to ratify the appointment of another independent public accounting firm as independent auditors of the Trust.

SHAREHOLDERS’ PROPOSALS

      Any proposal by a Shareholder of the Trust intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Trust at its principal executive office not later than December 28, 2001 for inclusion in the Trust’s proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with other requirements of the proxy solicitation rules of the Commission.

      The Trust must receive notice of any proposal of Shareholders that are intended to be presented at the Trust’s 2002 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Trust’s proxy statement and proxy related to that meeting, no later than December 28, 2001 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034, Attention: Investor Relations. If the Trust does not have any notice of the matter by that date, the Trust’s form of proxy in connection with that meeting may confer discretionary authority to vote on the matter, and the person’s named in the Trust’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

      Trustees are elected by a plurality of the votes cast at the Annual Meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the Shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

ANNUAL REPORT ON FORM 10-K

      UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING, THE TRUST WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 WHICH IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. If a person requesting the report was not a Shareholder of record on April 11, 2001, the request must contain a good faith representation that the person making the request was a beneficial owner of Common Shares at the close of business on such date. Requests should be addressed to Investor Relations, Ramco-Gershenson Properties Trust, 27600 Northwestern Highway, Suite 200, Southfield, Michigan 48034.

OTHER BUSINESS AND EXPENSE OF SOLICITATION

      Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Proxies are being solicited on behalf of the Board of Trustees by use of the mail. The cost of preparing this Proxy Statement and all other costs in connection with this solicitation of proxies for the Meeting is being borne by the Trust.

      Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

By Order of the Board of Trustees

Richard D. Gershenson, Secretary

April 27, 2001

Appendix A

RAMCO-GERSHENSON PROPERTIES TRUST

AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

CHARTER

ORGANIZATION

      The Board of Trustees (the “Board”) shall have an Audit Committee comprised of at least three outside Trustees who are independent of the management of the Trust and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgement as a Committee member. Additionally, at least one member should possess accounting or related management expertise. Members of the Committee shall be appointed annually by the Board at its annual meeting or as necessary to fill vacancies in the interim. The Board shall designate one of the Committee members as chairman. The Committee shall hold meetings (in person or by telephone conference) as appropriate, but not less than three times per year.

STATEMENT OF POLICY

      The primary function of the Audit Committee shall be to assist the Board in fulfilling its oversight responsibilities. The Audit Committee will review the financial information provided to shareholders, the corporate accounting and financial reporting practices, the systems of internal financial controls which management and the Board have established, and the audit process. In performing its duties, the committee will maintain effective working relationships with the Board, management and the external auditors. To effectively perform their role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company’s business, operations and risks.

ROLES AND RESPONSIBILITIES

External Audit

A.	Consider and make recommendations to the Board concerning the firm to be employed as the Trust’s independent auditor.

B.	Review and recommend for approval by the Board the independent auditor’s compensation and the terms of its engagement and review the non-audit services performed by the independent auditor to ensure the performing of those services does not impair the independence of the auditors.

C.	Consider, in consultation with the independent auditor, the scope and plan of forthcoming audits and the independent auditor’s responsibility under generally accepted auditing standards.

D.	Review and consider, based on the reports of the independent auditor and the internal auditors (if any):

(a)	the adequacy of the Trust’s internal accounting controls including electronic data processing procedures and controls and related security programs.

(b)	any related management letter recommendations, and management’s responses to such recommendations made by the independent auditor; and

(c)	the policies and financial reporting process for retirement and other benefit plans.

Financial Reporting

A.	Review, based on the reports of the independent auditor and management:

(a)	the Trust’s interim and annual financial statements and determine whether they are complete and consistent with the information known to committee members;

(b)	the results of each external audit of the Trust’s financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with those financial statements;

(c)	significant disputes between management and the independent auditor that arose in connection with such audit;

(d)	any significant changes required in the independent auditor’s plan;

(e)	other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards, including those concerning:

(i)	selection of and changes in significant accounting policies and practices and questions of choice of appropriate policies and practices;

(ii)	management’s formulation of any particularly sensitive accounting estimates and the auditor’s conclusion as to their reasonableness;

(iii)	significant audit adjustments;

(iv)	consultation by management with other accountants about significant matters; and

(v)	material difficulties the auditor encountered in dealing with management in performing the audit.

B.	Review significant filings with the SEC containing the Trust’s financial statements, as the Audit Committee deems appropriate.

C.	Review policies and reports of reviews with respect to officers’ expense accounts.

Internal Audit

A.	Review the need and cost benefit of an Internal Audit function.

Compliance with Code of Conduct

A.	Management should report to the Board that a code of conduct is formalized in writing and that all employees are aware of it.

B.	Evaluate management’s implementation and monitoring of the code of conduct and the guidelines for acceptable business practices.

C.	Monitor compliance with the Trust’s policy on business conduct to avoid conflicts of interest and assure ethical business practices and, from time to time, review such policies and make recommendations for changes in them.

D.	Periodically obtain updates from management and the general counsel regarding compliance.

Other Responsibilities

A.	Periodically review the status of any pending litigation which could have significant impact on the Trust’s financial condition or seriously affect its reputation.

B.	Have authority to inquire into any financial matters in addition to those set forth in the charter with the right and power (at the expense of the Trust) to employ such persons and organizations to assist it in carrying out its duties as it shall reasonably deem to be necessary.

C.	Perform such other functions as may be assigned to it by law or the Trust’s Charter or Bylaws, or by the Board.

D.	Report Committee agenda and actions to the Board with such recommendations as the Audit Committee may deem appropriate.

E.	Review the Audit Committee Charter annually to reassess its adequacy.

RAMCO-GERSHENSON PROPERTIES TRUST
27600 NORTHWESTERN HIGHWAY, SUITE 200
SOUTHFIELD, MICHIGAN 48034
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
ON JUNE 13, 2001
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

      The undersigned hereby appoints BRUCE A. GERSHENSON and RICHARD D. GERSHENSON or either of them, each with full power of substitution, proxies of the undersigned to vote all Common Shares and Series A Convertible Preferred Shares of Ramco-Gershenson Properties Trust (the “Trust”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on the 13th day of June, 2001 at 10:00 a.m., at the Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009 and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat. Said proxies are instructed to vote as follows:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF SHAREHOLDERS
RAMCO-GERSHENSON PROPERTIES TRUST

JUNE 13, 2001

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

		FOR	WITHHELD
1.	Election of Class I Trustees.			NOMINEES: Joel Gershenson Dennis E. Gershenson Robert A. Meister

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Trust’s auditors for 2001

3.	In accordance with their judgment with respect to any other business that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)____________________________________________

DATE             , 2001
NOTE: This Proxy must be signed exactly as your name appears. Executor, administrator, trustee, partners, etc. should give full title as such. If the signer is a corporation, please sign full corporation name as the authorized officer, who should state his title.